SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C.  20549


                                    FORM S-3

                             REGISTRATION STATEMENT
                                     Under
                           The Securities Act of 1933

                              METALCLAD CORPORATION
             (Exact name of registrant as specified in its charter)

                Delaware                          95-2368719
   (State or other jurisdiction of    (I.R.S. Employer Identification No.)
    incorporation or organization)

         2 Corporate Plaza, Suite 125, Newport Beach, California  92660
                                 (949) 719-1234
                  (Address and telephone number of Registrant s
                          principal executive offices)

                    Grant S. Kesler, Chief Executive Officer
                              METALCLAD CORPORATION
                          2 Corporate Plaza, Suite 125
                        Newport Beach, California  92660
                                 (949) 719-1234
             (Name, address, and phone number of agent for service)

                                   Copies to:
                             Bruce H. Haglund, Esq.
                            Gibson, Haglund & Johnson
                             2 Park Plaza, Suite 450
                            Irvine, California  92614
                                 (949) 752-1100

   Approximate Date of Commencement of Proposed Sale to the Public:
   As soon as practicable after the Registration Statement becomes effective.






   If the securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box [X]

                         CALCULATION OF REGISTRATION FEE

      Title of Each Class of           Amount               Proposed            Proposed Maximum        Amount of
      Securities To Be                  to be           Maximum Offering            Aggregate          Registration
     Registered                     Registered(1)       Price Per Unit(2)       Offering Price(2)         Fee(3)
    -----------------------------------------------------------------------------------------------------------------
    Common Stock                     2,050,000              $1.25                $2,562,500.00           $868.64
    =================================================================================================================

    (1) Includes: (i) shares of Common Stock reserved for issuance upon the conversion of 7% Convertible  Debentures Due July 1,
    2001 issued by the Company  (the  Debentures ); (ii) shares of Common Stock that have been  issued or are reserved for issuance on the exercise of Common Stock  Purchase Warrants to be issued in connection with the issuance of the  Debentures
    (the  Debenture Warrants ).  Estimated solely for the purpose of calculating the registration fee.

    (2) The amount included herein represents the registration of 2,050,000 shares at $1.25 per share.

    (3) Calculated based on a price of $1.25 per share.

   The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.





                              METALCLAD CORPORATION

       Cross-Reference Sheet Showing Location in Prospectus of Information required by items of the Registration Statement on Form S-3.


                             Registration Statement
                    Items and Headings captions in Prospectus

   1.  Forepart of the Registration Statement and   Facing Page; Cross-Reference Sheet;
       Outside Front Cover Page of Prospectus       Cover Page of Prospectus

   2.  Inside Front and Outside Back                Inside Front Cover Page of
       Cover Pages of Prospectus                    Prospectus; Available Information

   3.  Summary Information, Risk Factors and        Cover Page of Prospectus; Risk Factors,
       Ratio of Earnings to Fixed Charges           Incorporation of Certain Documents by
                                                    Reference; Table of Contents

   4.  Use of Proceeds                              Cover Page of Prospectus; Use of
                                                    Proceeds

   5.  Determination of Offering Price              Cover Page of Prospectus

   6.  Dilution                                     Risk Factors

   7.  Selling Security Holders                     Selling Shareholders and Plan of
                                                    Distribution

   8.  Plan of Distribution                         Cover Page of Prospectus; Selling
                                                    Shareholders and Plan of Distribution

   9.  Description of Securities to be Registered   Incorporation of Certain Documents
                                                    by Reference

   10. Interest of Named Experts and Counsel        Experts; Legal Opinion

   11. Material Changes                             Incorporation of Certain Documents
                                                    by Reference

   12. Incorporation of Certain                     Incorporation of Certain Documents
       Information by Reference                     by Reference

   13. Disclosure of Commission Position            Indemnification of Officers and on
       Indemnification for Securities               Directors
       Act Liabilities
   /TABLE

        Information contained herein is subject to completion or amendment.
   A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This Prospectus shall not constitute an offer to sell or the solicitation of an order to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                  SUBJECT TO COMPLETION, DATED __________, 1998

                                2,050,000 Shares

                              METALCLAD CORPORATION

                                  Common Stock

        This Prospectus relates to the sale of up to approximately 2,050,000 shares of common stock, par value $.10 per share (the common stock are generally referred to hereafter as the Common Stock ), of Metalclad Corporation (the Company ) offered for the account of certain stockholders of the Company (the Selling Stockholders ). These 2,050,000 shares of Common Stock (the Shares ) include (i) shares of Common Stock that have been issued or are reserved for issuance upon the conversion of 7% Convertible Debentures Due July 1, 2001 issued by the
   Company (the   Debentures ), based on the trading prices of the Common
   Stock prior to November 30, 1998; and (ii) 50,000 shares of Common Stock that are reserved for issuance on the exercise of Common Stock Purchase
   Warrants issued in connection with the Debentures (the   Warrants ).  The
   actual number of shares of Common Stock issued or issuable upon conversion of the Debentures is subject to adjustment and could be materially less or more than the above estimated amount, depending upon factors that cannot be predicted by the Company at this time, including, among others, the future market price of the Common Stock. See Risk Factors-Potential Volatility of Stock Price.

       The Shares may be offered by the Selling Stockholders from time to time in transactions (which may include block transactions) on the Nasdaq SmallCap Market, in negotiated transactions, through a combination of such methods of sale, or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, or at negotiated prices. The Selling Stockholders may effect such transactions by selling the Shares to or through broker-dealers, who may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders and/or the purchasers of the Shares for whom such broker-dealers may act as agents or to whom they may sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

        The Company will not receive any of the proceeds from the sale of the Shares by the Selling Stockholders other than upon exercise of the





   Warrants. If all of the Warrants are exercised, the proceeds to the Company will be $____, less the expenses of this offering. The Company has agreed to bear all expenses of registration of the Shares, but all selling and other expenses incurred by the Selling Stockholders will be borne by the Selling Stockholders. The Company will receive as proceeds from the offering only the price per share paid to it by the Selling Shareholders upon exercise of any of the Warrants. See Use of Proceeds and Selling Shareholders and Plan of Distribution.

        The Selling Stockholders and any broker-dealers or agents that participate with the Selling Stockholders in the distribution of the Shares may be deemed to be underwriters within the meaning of the Securities Act of 1933, as amended (the Securities Act ), and any commissions paid or any discounts or concessions allowed to any such persons, and any profits received on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. See Selling Stockholders and Plan of Distribution.

   THE SHARES OF COMMON STOCK OFFERED HEREBY ARE SUBJECT TO VARIOUS RISKS. SEE RISK FACTORS ON PAGE 2 FOR CERTAIN FACTORS RELEVANT TO AN INVESTMENT IN THE SHARES OFFERED HEREBY AND IN THE COMPANY.

       On September 23, 1998 the closing bid quotation of the Company s Common Stock, as reported on the Nasdaq Small Cap Market, was $1.125 per share. Such price represents interdealer quotations without adjustment for retail markup, markdown or commission, and does not necessarily represent actual transactions. The price of the Company s Common Stock has been susceptible to volatility which might not occur in securities which are more widely held and more actively traded.

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
         AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE
          ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY REPRESENTATION
                     TO THE CONTRARY IS A  CRIMINAL OFFENSE.





                              AVAILABLE INFORMATION

        The Company has filed with the Commission a Registration Statement on Form S-3 (together with all amendments and exhibits thereto, the
    Registration Statement ) under the Securities Act of 1933, as amended (the Securities Act ), with respect to the securities offered by this Prospectus. This Prospectus, filed as part of such Registration Statement, does not contain all of the information set forth in, or annexed as exhibits to, the Registration Statement, certain portions of which have been omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and this offering, reference is made to the Registration Statement including the exhibits filed therewith. The Registration Statement may be inspected and copies may be obtained from the Public Reference Section at the Commission s principal office, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, and at the New York Regional Office, 7 World Trade Center, New York, New York 10048, upon payment of the fees
   prescribed by the Commission.   Statements contained in this Prospectus as
   to the contents of any contract or other document are not necessarily complete and where the contract or other document has been filed as an exhibit to the Registration Statement, each such statement is qualified in all respects by such reference to the applicable document filed with the Commission.

      The Company is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the Exchange Act ), and in accordance therewith is required to file reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549; at its New York Regional Office, 7 World Trade Center, New York, New York 10048; and at its Pacific Regional Office, 5670 Wilshire Boulevard, 11th Floor, Los Angeles, California 90036-3648, and copies of such material can be obtained from the Commission s Public Reference Section at the prescribed rates. The Commission maintains a Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The following documents filed by the Company with the Commission are incorporated herein by reference:

        (a) The Company s Annual Report on Form 10-K for the fiscal year ended December 31, 1997, filed pursuant to Section 13 of the Exchange Act.

        (b) The Company s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1998, filed pursuant to Section 13 of the Exchange Act.

        (c) The Company s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 1998, filed pursuant to Section 13 of the Exchange Act.

                                        PART I-1






        (d) The Company s Registration of Securities on Form 8-A dated June 17, 1988.

        In addition, all reports and other documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities offered hereby then remaining unsold, shall be deemed to be incorporated by reference herein and shall be deemed to be a part hereof from the date of the filing of each such report or document.

       The Company will furnish without charge to each person to whom this Prospectus is delivered, upon written or oral request, a copy of any or all of the documents referred to above which have been or may be incorporated in this Prospectus by reference, other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the information incorporated herein by reference. Requests should be addressed to the Company s principal executive offices: Metalclad Corporation, 2 Corporate Plaza, Suite 125, Newport Beach, California 92660. The Company s telephone number is (714) 719-1234.


                                  RISK FACTORS

        An investment in the shares offered hereby is speculative in nature and involves a high degree of risk of loss. Prospective investors should read the entire Prospectus and consider very carefully the following investment considerations, among others, before purchasing Shares.

   General Risks

        History of Losses. The Company, which has a December 31st fiscal year end, experienced a net loss of $4,610,000 during the 12-month period ended December 31, 1997, a net loss of 3,280,000 for the seven months ended December 31, 1996 and net losses for the fiscal years ended May 31, 1996 and 1995 of $6,780,000 and $15,399,000, respectively. While the losses related primarily to start-up expenses associated with the Company s development of the industrial and hazardous waste business in Mexico, there can be no assurance that the Company will operate profitably in the future.

        Risk of Future Working Capital Deficits; Potential Inability to Obtain Financing Necessary to Pursue Business Strategy. The development of the Company s Mexican business has resulted in a steady increase in its capital requirements. At December 31, 1997, the Company s working capital was approximately $1,702,000 compared to $2,719,000 at December 31, 1996. At March 31, 1998, the Company s working capital was approximately $430,800 compared to $1,971,000 at March 31, 1997. The Company will need to obtain additional capital for the Mexican business. See Management s Discussion and Analysis of Financial Condition and Results of Operations.

        The proceeds from this Offering are intended to provide capital for development costs and working capital for general corporate purposes to

                                        PART I-2





   enable the Company to continue the development of the Aguascalientes facility. Although the management of the Company believes that debt financing for the Aguascalientes facility will be available, there can be no assurance that the Company will be successful in attracting all the capital necessary to finance the construction of the facility or that such financing, if acquired, will be on terms that will enable the Company to achieve profitable operations. If the Company is unable to secure additional financing in the future, its ability to pursue its business strategy, its financial position, and its results of operations for future periods may be adversely impacted. See Use of Proceeds.

        Shares Available for Future Sale. A substantial number of outstanding shares of Common Stock, and shares of Common Stock issuable upon the conversion of outstanding indebtedness and the exercise of outstanding warrants and options, will become eligible for sale in the public market at prescribed times in the future. Moreover, it is expected that a significant number of shares of Common Stock, and securities convertible or exercisable to acquire Common Stock, will be issued in the future as the Company pursues development of hazardous waste treatment
   facilities.    Sales of significant amounts of Common Stock in the public market following this and other potential offerings could adversely affect prevailing market prices for the Common Stock. See Price Range of Common Stock and Description of Securities - Shares Eligible for Future Sale.

       Listing and Maintenance Criteria for Nasdaq Securities. The Company s Common Stock is quoted on the Nasdaq SmallCap Market. To maintain its listing on the Nasdaq SmallCap Market, the Company must continue, among other things, to have net tangible assets of $4,000,000, a market capitalization of $50,000, or net income of $500,000 for the most recently completed fiscal year or in two of the last three most recently completed fiscal years. Further, the minimum bid price of the Company s Common Stock must be $1.00 or higher. If the Company s Common Stock fails to maintain Nasdaq Small-Cap Market, the market value of the Common Stock likely would decline and purchasers in this Offering would likely find it more difficult to dispose of, or to obtain accurate quotations as to the market value of, the Common Stock into which the Debentures are convertible. See the Financial Statements included in the 1997 Annual Report and the 1st Quarter Report and Price Range of Common Stock.

        Potential Impediments to Attempted Changes of Control. The Company s Certificate of Incorporation and Bylaws contain certain provisions which may delay or prevent a tender offer or non-negotiated takeover attempt that a stockholder may consider in such stockholder s best interest, including takeover attempts that might result in a premium over the market price for shares held by such stockholder. In addition, the severance provisions of employment agreements with senior management could impede an attempted change of control of the Company. See Management - Employment Agreements and Description of Securities - Preferred Stock.

   Risks Associated with Insulation Business

        No Guaranty of Profitable Operations. Although the Company experienced income from insulation operations for the year ending December 31, 1997 of $108,000, there can be no assurance that the Company s

                                        PART I-3





   insulation business will operate profitably in the future.  See
    Management s Discussion and Analysis of Financial Condition and Results of Operations and Consolidated Financial Statements.

        Competition in Existing Insulation Contracting Business. Competition in the industrial insulation contracting services and insulation material sales business is intense and is expected to remain intense in the foreseeable future. Competition in these areas involves a few national and regional companies which provide integrated services and many regional and local companies which provide insulation and specialty contracting services. Most of the national and regional competitors providing integrated services are well established and have substantially greater marketing, financial and technological resources than the Company. The regional and local specialty contracting companies which compete with the Company either provide one service or they provide integrated services by subcontracting part of their services to other companies. See Business - Insulation Business - Competition.

        Potential Liability and Insurance. Insulation contracting operations may expose the Company s employees and others to potentially dangerous quantities of asbestos, a known carcinogen. Although the Company takes precautions to minimize exposure of its workers and others to asbestos, there can be no assurance that the Company can avoid liability to persons who contract diseases which are related to asbestos exposure emanating from projects involving the Company. Consistent with industry trends, the Company has found it difficult to obtain adequate insurance coverage for liability related to asbestos exposure and has been forced to rely largely on the minimal protection afforded by workmen s compensation coverage for its employees. The Company s asbestos and general liability insurance policy, which provides coverage of $1,000,000 per occurrence and excess liability coverage up to $10,000,000, expires in September 1999. There can be no assurance that all possible types of liabilities that may be incurred by the Company as a result of its activities are covered by its insurance or that the dollar amount of such liabilities will not exceed the Company s policy limits. A partially or completely uninsured claim, if successful and of sufficient magnitude, could have a material adverse effect on the Company s financial condition. See Business - Insulation Business - Legal Proceedings.

        Government Regulation. The Company is subject to extensive, stringent and frequently changing regulation by federal, state and local governmental authorities regarding the asbestos abatement industry, including regulations by the United States Occupational Safety and Health Administration ( OSHA ) and the Environmental Protection Agency (the
    EPA ). In general, OSHA regulations provide maximum asbestos fiber exposure levels applicable to employees and the EPA regulations provide asbestos fiber emission control standards. In addition, a number of states have promulgated regulations requiring, among other things, notice of proposed asbestos abatement and disposal activities. Although the Company believes that it is substantially in compliance with all regulations relating to its operations, and currently has all material government permits, licenses, qualifications and approvals required for its operations, there can be no assurance that the Company will be able to comply with any future regulations, maintain its existing licenses and

                                        PART I-4





   permits in effect or obtain any future licenses, permits, qualifications or approvals which may be required for the operation of the Company s
   business.   See  Business - Insulation Business - Government Regulation.

        Dependence Upon Joint Venture Revenues. The Company is a 49% partner in Curtom - Metalclad, a general partnership (the Partnership ), which qualifies as a minority business enterprise because of the ownership of 51% of the partnership by a person qualifying as a minority. The Partnership qualifies for preferential contract bidding for certain governmental and quasi-governmental (e.g. public utility) contracts. The Partnership submits bids for insulation contracting services and, if successful, subcontracts the work to the Company. In the event of a termination of the Partnership, the revenues and profitability of the Company would be adversely affected.

        Dependence on Significant Customers. The Company s industrial insulation services customers are predominantly public utilities, oil refiners, food processors, paper processors, manufacturers, and engineering and construction companies. Contracts with one customer accounted for more than 30% of the Company s revenues during the fiscal year ended December 31, 1997. During the last two fiscal years the Company s key customer included Texaco, Southern California Edison and ARCO. If any of these principal customers were to cease to be customers of the Company, the business of the Company would be materially adversely affected.

        Risk of Competitive Bidding. The Company obtains a significant number of its industrial insulation and industrial asbestos abatement service contracts through the competitive bidding process. Although the Company believes that its bids are competitively priced and anticipates that in the future its bids will continue to be competitively priced with bids submitted by others, there can be no assurance that a sufficient number of the Company s bids will be accepted so that the Company may operate profitably. See Business - Insulation Business - Insulation Contracts.

       Dependence Upon Key Personnel. The success of the Company s insulation business is largely dependent on the personal efforts of David Duclett, its President. The Company has not entered into an employment agreement with Mr. Duclett and, although the Company has been advised that he has no present intentions to do so, he could leave the Company at any time. Furthermore, the Company has not obtained key man insurance on Mr. Duclett and does not currently intend to do so. Should Mr. Duclett cease to be affiliated with the Company for any reason before a qualified replacement is found, there could be a material adverse effect on the Company s business and prospects. See Management.

   Risks Associated With Mexican Business

       Speculative Nature of Proposed Business; No Assurance of Revenues. The Company s Mexican development business is subject to all of the risks inherent in the commencement of a new business activity. Although the Company has obtained a permit to construct an industrial waste treatment facility in Aguascalientes, there can be no assurance that the Company

                                        PART I-5





   will be successful. If the Company is successful in constructing a facility, there can be no assurance that it will be successful in implementing its business plans or achieving profitable operations. Although the Company has identified major multinational companies that are likely customers of the proposed Aguascalientes facility, there can be no assurance that the Company will be successful in entering into contracts with such entities. Because the business to be conducted in Mexico is still in the formative stages, the Company cannot yet evaluate all of the specific investment considerations and risk factors of the proposed business and there can be no assurance that any such unanticipated considerations or factors will not have a material adverse impact on the proposed Mexican business of the Company. See Business - Mexican Business.

      Risks in Ownership of Foreign Operations. The participation in the ownership of the Mexican subsidiaries exposes the Company to the effects of potential economic, political, and labor developments, including political instability, nationalization of assets, local inflation, and currency fluctuations and restrictions. The application of Mexican environmental, tax, and labor laws to the operations of the Mexican subsidiaries will have a direct effect on the revenues, if any, to the Company through its ownership of all Mexican subsidiaries. Any disruption of Mexican operations would have a material adverse effect on the business
   of the Company.   See  Business - Mexican Business.

       Permit Requirements; Impact of Mexican Environmental Law.  The
   Company s proposed business in Mexico will be subject to Mexican environmental law and cannot be commenced until the Mexican corporation organized to develop each facility receives a separate unconditional permit to construct the various proposed waste treatment facilities from the office of the Secretariat of Social Development ( SEDESOL ), an agency of the Mexican government similar to the United States Environmental Protection Agency (the EPA ). There can be no assurance that future permits will be issued, that additional permits will not be required to enable the facilities to continue to operate in the manner proposed, or that the Mexican government will not impose additional restrictions on or revoke any operating permit for a facility that would have a material adverse impact on the proposed business of the Company.

      Although the Company intends to locate its facilities in areas where governmental approvals can be obtained, where potential claims from surrounding landowners will be minimal, and public response to a hazardous waste treatment facility will not be adverse, there can be no assurance that adverse public response would not result in delays, increased costs, or closure of any proposed facility. Because of the lack of facilities in Mexico similar to those proposed to be developed by the Company, the Company cannot predict whether citizens groups will actively challenge the grant of any license or permit the Company may obtain.

       Mexican environmental law is in early stages of development and the history of enforcement of environmental law is limited. The scope and stringency of Mexican laws and regulations designed to protect the environment have increased dramatically in the recent past. Compliance with the evolving and expanding regulatory requirements is anticipated to

                                        PART I-6





   be costly and may be resisted by Mexican industry. Although the Company believes that increased regulation and enforcement will be a benefit to the Company, there can be no assurance that the Company s business will not be adversely affected thereby. See Business - Mexican Business - Mexican Governmental Regulations and Permits.

        Competition. Although the management of the Company is not aware of any existing hazardous waste treatment facilities in Mexico comparable to the kinds of treatment facilities that the Company intends to develop, there can be no assurance that competitors with greater financial and technological resources than the Company will not enter the market and compete with the Company s proposed facilities.. Any such competition could have a material adverse impact on the business of the Company. See
    Business - Mexican Business - Competition.

        Dependence on Key Personnel. The success of the Mexican business will be largely dependent on the personal efforts of Grant S. Kesler, the President of the Company, Anthony C. Dabbene, the Chief Financial Officer of the Company, and Javier Guerra Cisneros, the Director General of Mexican Operations of the Company. Although the Company has entered into employment agreements with Messrs. Kesler, Dabbene, and Guerra and the Company has been advised that they have no present intentions to terminate their employment, any one of Messrs. Kesler, Dabbene, and Guerra could leave the Company at any time. Should any one of Messrs. Kesler, Dabbene, and Guerra cease to be affiliated with the Company for any reason before a qualified replacement is found, there could be a material adverse effect on the Company s business and prospects. As the Company completes its business objectives in Mexico, it will need to expand its staff to support the new operations. There can be no assurance that the Company will be successful in hiring or retaining qualified personnel to meet this demand. See Management.

                              RECENT DEVELOPMENTS

        On July 30, 1998, the Company entered into the Securities Purchase Agreement for the sale of the Debentures and Warrants (the Agreement ). Pursuant to the Agreement, The Shaar Fund Ltd. (the Investor ) agreed under certain terms and conditions to invest up to $1.0 million into the Company in the Debentures, and the Company agreed, among other things, to issue to the Investor the Warrants. Pursuant to the Agreement, the Company issued to the Investor on July 30, 1998 $1.0 million in Debentures and agreed to issue the Warrants to purchase 50,000 shares of the Company s Common Stock.

        The terms and conditions pursuant to the Debentures and Warrants are summarized as follows:

             --The interest rate on the Debentures is 7% per annum, payable in cash or in shares of the Company s Common Stock.

             --Date of maturity is July 1, 2001.

             --The Debentures are convertible into the number of shares of the Company s Common Stock equal to the principal amount and accrued and

                                        PART I-7





   unpaid interest outstanding under the Debentures on the conversion date divided by the lesser of: (a) $1.25, or (b) the market price (the closing bid price on the Nasdaq SmallCap Market) times the applicable discount, which is 82.5% for the period from November 28, 1998 to December 27, 1998, 79% for the period from December 28, 1998 to January 26, 1999, and 75% after January 26, 1999. Up to 33% of the Debentures are convertible into Common Stock during the period from November 28, 1998 to December 27, 1998, up to 66% for the period from December 28, 1998 to January 26, 1999, and up to 100% after January 26, 1999. The Debenture must be converted into Common Stock by July 30, 2000.

             --At its option, the Company may redeem the Debentures at any time prior to conversion for an amount equal to the accrued and unpaid interest under the Debentures plus 117.5% of the outstanding principal under the Debentures for the period from November 28, 1998 to December 27, 1998, 121% for the period from December 28, 1998 to January 26, 1999, and 125% after January 26, 1999.

             --The Company is required to redeem the Debentures for an amount equal to the accrued and unpaid interest under the Debentures plus 125% of the outstanding principal under the Debentures in the event that the Company receives (i) an award relating to the pending arbitration involving its San Luis Potosi, Mexico facility of $1,500,000 or more, or
   (ii) any additional equity investment (which redemption shall be limited to the amount of the equity investment if less than the amount required to fully redeem the Debentures).

             --Warrants to purchase 50,000 shares of the Company s Common Stock will be granted to the Investor on November 27, 1998. The Warrants expire on December 31, 2003 and provide for an exercise price of 110% of the average of the closing bid prices on the Nasdaq SmallCap Market on November 30, 1998.

        The Agreement also requires the Company to file with the Commission this registration statement to register the Common Stock issuable upon conversion of the Debentures and upon exercise of the Warrants to allow the Investor to resell such Common Stock to the public.


                                    DILUTION

        As of June 30, 1998, the net tangible book value of the Company was approximately $6,020,000 or approximately $.20 per share of Common Stock, based on 30,450,622 shares outstanding on such date. Net tangible book value per share represents the amount of the Company s total tangible assets less its total liabilities, divided by the number of shares of its Common Stock outstanding.

        The Shares being offered pursuant to this Prospectus are not presently outstanding. Assuming that the conversion of the Debentures had occurred on June 30, 1998 at a conversion price of $1.25 per share and that all of the Warrants had been exercised at a price of $1.25 per share so that an additional 850,000 shares were outstanding and that the net tangible book value increased by $1,062,500, the Company s net tangible

                                        PART I-8





   book value would have increased to $7,083,000 or approximately $.23 per share, based on 31,300,622 shares outstanding. Assuming a sales price of $1.25 per share, purchasers of the Shares offered hereby will experience an immediate dilution of $1.02 per share. The Selling Shareholders may sell the Shares offered hereby pursuant to trades effectuated through the Nasdaq Small Cap Market or pursuant to individually negotiated sales and underwriting agreements and thus dilution may vary. Dilution is determined by subtracting net tangible book value per share after the offering from the amount paid per share by new investors. The following table illustrates the per share dilution:

     Price per Share (1)                                         $1.25
     Net tangible book value per share                           $ .23
     Dilution per Share to new shareholders                      $1.02

   (1) The computation above represents an assumed open market sales price of $1.25 per share, the closing bid quotation of the Company s Common Stock, as reported on the Nasdaq Small Cap Market on October ___, 1998.


                                 USE OF PROCEEDS

        If at any time any individual Selling Shareholder exercises Warrants, the Company will receive the proceeds from such exercise. Assuming that all the Warrants are exercised at $1.25 per share, the Company will realize $62,500. The Company will not otherwise receive any proceeds from the offering. Any proceeds received by the Company from this offering will be used as working capital.


                  SELLING SHAREHOLDERS AND PLAN OF DISTRIBUTION

        An aggregate of 2,050,000 shares of the Company s Common Stock is being offered pursuant to this Prospectus by the persons and Company whose names appears below (the Selling Shareholders ). The following table sets forth the name of each Selling Shareholder, the nature of any position or relationship between the Selling Shareholder (and any of its directors, officers, partners or affiliates and the Company), the number of shares of Common Stock beneficially owned by each Selling Shareholder prior to the offering to be made by this Prospectus (assuming a Debenture conversion price of $1.25 per share), the maximum number of shares to be offered hereby for its account, and the number and percentage of the outstanding shares of Common Stock to be beneficially owned by each Selling Shareholder after completion of this offering.











                                        PART I-9





                                            Beneficial Ownership                         Beneficial Ownership
                                              Before Offering                                After Offering
                                   ----------------------------------             ------------------------------------
                                       Number                Shares                   Number            Percentage of
                                         of                 Offered                     of              Outstanding
         Name                        Shares (1)              Hereby                 Shares (2)         Common Stock (3)
         ----                        -----------          -----------              -----------         ---------------

    The Shaar Fund, Ltd.               850,000              850,000                    -0-                    -0-

    (1) For the purposes of this chart, a person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from the effective date of this prospectus upon the exercise of warrants or options.  Each beneficial owner s percentage ownership is determined by assuming that options or warrants that are held by such person (but not those held by any other person) and which are exercisable within 60 days from the effective date of this prospectus, have been exercised.

    (2) Based on 30,450,622 shares of Common Stock issued and outstanding on June 30, 1998.

    (3) Assuming all shares offered by Selling Shareholders are in fact sold.

         The Selling Shareholders may sell the Shares offered hereby pursuant to trades effectuated through the Nasdaq Small Cap market or pursuant to individually negotiated sales and underwriting agreements. Brokerage commissions equal to or in excess of normal commissions may be paid by the Selling Shareholders. Management of the Company has no knowledge of any existing selling arrangements relating to the Shares offered hereby between any securities dealer or broker and the Selling Shareholder. The Company will bear all expenses with respect to the registration of the Shares and the costs associated with preparing this Prospectus. The Selling Shareholders will bear the costs associated with the sale and distribution of the Shares.


                                     EXPERTS

        The financial statements and schedules of the Company included in the Company s Annual Report on Form 10-K for the fiscal year ended December 31, 1997, incorporated by reference herein and elsewhere in this Prospectus have been incorporated by reference in this Prospectus in reliance on the report of Arthur Andersen LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                                  LEGAL OPINION

        Gibson, Haglund & Johnson, as counsel to the Company, has rendered an opinion to the Company (a copy of which has been filed as an Exhibit to the Registration Statement of which this Prospectus is a part) to the effect that the shares of Common Stock offered hereby have been legally issued and are fully-paid and nonassessable. Bruce H. Haglund is Secretary and a member of the Board of Directors of the Company and holds approximately 0.5% of the Company s outstanding Common Stock.

                                        PART I-10






                    INDEMNIFICATION OF OFFICERS AND DIRECTORS

        Section 145 of the Delaware Corporation Law permits the indemnification of directors, officers, employees and agents of Delaware corporations in terms sufficiently broad to include indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the Act ). The Restated Certificate of Incorporation of the Company provides that the Company shall indemnify its directors and officers to the fullest extent permitted by Delaware General Corporation Law. Insofar as indemnification for liabilities arising under the Act may be permitted to officer, directors, or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable. The Company has obtained a directors, officers, and company reimbursement insurance policy which expires in ** with a limit of liability equal to $5,000,000 in the aggregate.

        No person has been authorized to give any information or make any representations other than those contained in this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized. This Prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities to which it relates or any offer to sell or the solicitation of any offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof or that the information contained or incorporated by reference herein is correct as of any time subsequent to the date hereof.






















                                        PART I-11





                                TABLE OF CONTENTS

   Available Information............................................   1
   Incorporation of Documents by Reference..........................   1
   Risk Factors.....................................................   2
   Dilution.........................................................   7
   Use of Proceeds..................................................   7
   Selling Shareholders and Plan of Distribution....................   8
   Experts..........................................................  10
   Legal Opinion....................................................  10
   Indemnification of Officers and Directors........................  10



                               2,050,000  SHARES



                              METALCLAD CORPORATION



                                  COMMON STOCK






                                   PROSPECTUS




                                     , 1998




















                                        PART I-12






                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

   Item 14.  Other Expenses of Issuance and Distribution

        The Company anticipates that the expenses incurred or to be incurred by the Company in connection with the preparation and filing of this Registration statement and the transactions contemplated hereby will be approximately as follows:

        Description                                            Amount
        -----------                                           -------
   Printing and duplication costs                             $   500
   Registration and  blue sky  filing fees and expenses       $ 2,500
   Transfer agent and registrar costs                         $   100
   Legal fees and expenses                                    $15,000
   Accounting fees and expenses                               $ 5,500
   Miscellaneous costs                                        $ 1,400
                                                              -------
       Total                                                  $25,000
                                                              =======

   Item 15.  Indemnification of Directors and Officers

        The Restated Certificate of Incorporation of the Company makes provision for indemnification in terms sufficiently broad to permit indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the Act ). See Indemnification of Officers and Directors in the Prospectus forming part of this Registration Statement for a more detailed description of the Delaware General Law with respect to indemnification of officers and directors.

   Item 16.  Exhibits

        The following exhibits are filed herewith as part of this Registration statement:

         5.1 Opinion of Counsel to the Company, with respect to the legality of the shares.
        10.1 7% Convertible Debenture Due July 31, 2001 between the Company and The Shaar Fund Ltd. dated July 30, 1998.
        10.2 Form of Warrant issuable by the Company to The Shaar Fund between the Company and The Shaar Fund Ltd. dated July 30, 1998.
        24.1 Consent of Counsel (included in the Opinion of Counsel filed as Exhibit 5.1).*
        24.2  Consent of Arthur Andersen LLP.

        *To be filed later.





                                        PART II-1





   Item 17.  Undertakings

            (a)  The undersigned registrant hereby undertakes:

                 (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
                    (ii) To reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the Registration Statement;
                   (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

                          Provided, however, that Paragraphs (a)(1)(i) and
   (a)(1)(ii) do not apply if the Registration Statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

                 (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                 (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

            (b) The undersigned registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, each filing of the registrant s annual report pursuant to Section 13(a) or
   Section 15(d) of the Securities Act of 1934 (and, where applicable, each filing of an employee benefit plan s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to the initial bona fide offering thereof.

            (e) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth

                                        PART II-2





   in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

            (h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or precedent) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.



































                                        PART II-3





                                   SIGNATURES

             Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Newport Beach, State of California, on September 25, 1998.

                                            METALCLAD CORPORATION


                                            By:  /s/Grant S. Kesler
                                                ----------------------------
                                                 Grant S. Kesler
                                                 Chief Executive Officer

             Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

   Signatures                  Title                              Date


   /s/Grant S. Kesler          Chief Executive Officer   September  25, 1998
   -------------------------   and Director
   Grant S. Kesler



   /s/Anthony C. Dabbene       Chairman,                 September  25, 1998
   -------------------------   Chief Financial Officer
   Anthony C. Dabbene         (Principal Accounting
                               Officer)



   /s/Javier Guerra Cisneros   Director                  September  25, 1998
   -------------------------
   Javier Guerra Cisneros



   -------------------------   Director
   Jose Akle Fiero



   -------------------------   Director
   Juan B. Morales